                                                                    EXHIBIT 12.1

                             ARCADIA FINANCIAL LTD.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1999       1998       1997       1996       1995
                                              --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
COMPUTATION OF INCOME:
Income (loss) before income taxes,
  extraordinary item and cumulative
  effect....................................  $(88,479)  $(92,476)  $(69,663)  $ 81,196   $41,383
Capitalized interest........................        --         --         --         --        --
                                              --------   --------   --------   --------   -------
Income (loss) before income taxes,
  extraordinary item, cumulative effect and
  capitalized interest......................   (88,479)   (92,476)   (69,663)    81,196    41,383
Fixed charges...............................    57,083     53,898     43,535     26,366    17,784
                                              --------   --------   --------   --------   -------
Total income (loss) for computation.........  $(31,396)  $(38,578)  $(26,128)  $107,562   $59,167
                                              ========   ========   ========   ========   =======
COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed representative of
  interest(a)...............................  $  1,927   $  2,226   $  2,319   $  1,173   $   614

INTEREST:
Interest on long-term debt..................    46,163     46,163     33,281     21,153    15,529
Interest other than funding of purchase of
  auto loans................................     6,567      3,083      2,968      2,836       945
Amortization of debt placement..............     2,426      2,426      4,967      1,204       696
Capitalized interest........................        --         --         --         --        --
                                              --------   --------   --------   --------   -------
Total fixed charges.........................  $ 57,083   $ 53,898   $ 43,535   $ 26,366   $17,784
                                              ========   ========   ========   ========   =======
Ratio of earnings to fixed charges..........        --         --         --       4.08x     3.33x
Deficiency in earnings to fixed charges.....    88,479     92,476     69,633         --        --

ADDITIONAL INFORMATION:
Net rental expense..........................  $  5,780   $  6,678   $  6,957   $  3,520   $ 1,842
                                              ========   ========   ========   ========   =======

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(a) Portion of rental deemed representative of interest equals one third of rental expense.